Exhibit 99.1

NEWS RELEASE CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Fourth Quarter and Year-end 2010 Results

PLANO, TEXAS — February 28, 2011 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the fourth quarter and year ended December 31, 2010.  Revenues more than doubled to $32.7 million from $15.7 million in the fourth quarter of 2009.  Net income was $0.7 million, or $0.04 per diluted share, compared to net loss of $2.7 million, or ($0.14) per share, in the fourth quarter of 2009.  The 2010 results include the operations of Eagle Canada, which was acquired in October 2009.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 14, 2010 to shareholders of record as of April 30, 2010).

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased with our fourth quarter results as we returned to profitability and benefited from an improvement in the North American land seismic acquisition market, which led to higher capacity utilization and better pricing in the U.S.   In response to increasing demand from our customer base, we added three field crews subsequent to the third quarter, operating seven crews in the U.S. and four crews in Canada by the end of the 2010 fourth quarter.

“We continue to experience good bidding activity, along with improving pricing in the U.S.  Additionally, pricing remains steady in Canada.  Our current backlog is approximately $62 million, and we expect to continue operating at current levels during the first quarter of 2011.

“We ended the year with $13.1 million in cash, and remain in a strong position, both financially and operationally, to make the most of clearly improving market conditions in the seismic industry.”

FOURTH QUARTER 2010

Revenues for the fourth quarter of 2010 increased to $32.7 million from $15.7 million in the fourth quarter of 2009.  The Company operated seven crews in the U.S. and four crews in Canada in fourth quarter of 2010 compared to operating four crews in the U.S. and three crews in Canada during the fourth quarter of 2009.

Cost of services as a percentage of revenues declined to 76.7 percent from 85.4 percent in the 2009 fourth quarter.  Selling, general and administrative expenses (“SG&A”) declined to $1.9 million compared to $2.4 million in the fourth quarter of 2009.  As a percentage of revenues, SG&A for the fourth quarter of 2010 declined to 5.8 percent from 15.2 percent in the fourth quarter of 2009. Last year’s fourth quarter SG&A reflected costs pertaining to the acquisition of Eagle Canada.

Net income grew to $0.7 million, or $0.04 per diluted share, compared to net loss of $2.7 million, or ($0.14) per share, in the fourth quarter of 2009.  In the fourth quarter of 2010, the Company recorded income tax expense of $1.0 million, an effective tax rate of 59 percent, which reflects the impact of state taxes, net of federal benefit, and permanent tax differences, including stock based compensation.  This compares to an income tax benefit of $1.4 million in the fourth quarter of 2009, an effective tax benefit rate of 35 percent.   Fourth quarter 2010 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased to $5.7 million from a loss of $88,000 in the fourth quarter of 2009.

FULL YEAR 2010

Revenues for 2010 increased 19.8 percent to $108.3 million from $90.4 million in 2009.  Cost of services as a percentage of revenues was 79.3 percent compared to 72.3 percent in 2009.  SG&A expenses for 2010 were $6.9 million compared to $5.5 million in 2009.  As a percentage of revenues, SG&A for 2010 and 2009 was 6.4 percent and 6.1 percent, respectively.  The Company reported net loss of $1.2 million, or ($0.06) per share, for 2010 compared to net income of $1.9 million, or $0.10 per diluted share, for 2009.  Full year 2010 EBITDA* was $15.5 million compared to $19.5 million for 2009.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 28, 2011, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 14, 2011.  To access the replay, dial 303-590-3030 using a pass code of 4406363#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

- Tables to follow -

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$32,700,452	$15,746,727	$108,318,801	$90,431,899

Cost and expenses
Cost of services	25,078,665	13,448,602	85,932,862	65,379,612
Selling, general, administrative	1,886,031	2,386,430	6,894,500	5,522,939
Depreciation and amortization expense	3,823,387	3,739,473	15,343,804	14,621,237
	30,788,083	19,574,505	108,171,166	85,523,788

INCOME (LOSS) FROM OPERATIONS	1,912,369	(3,827,778)	147,635	4,908,111

Interest expense	173,275	237,970	790,417	1,020,681

INCOME (LOSS) BEFORE INCOME TAXES	1,739,094	(4,065,748)	(642,782)	3,887,430

Income tax expense (benefit)	1,030,870	(1,402,801)	579,900	2,007,811

NET INCOME (LOSS)	$708,224	$(2,662,947)	$(1,222,682)	$1,879,619

Earnings (loss) per common share:
Basic	$0.04	$(0.14)	$(0.06)	$0.10
Diluted	$0.04	$(0.14)	$(0.06)	$0.10

Weighted average number of common shares outstanding:
Basic	19,204,448	19,199,552	19,202,804	19,194,334
Diluted	19,261,414	19,199,552	19,202,804	19,261,243

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.  TGC Industries, Inc. acquired Eagle Canada, Inc. during October of 2009, and the earnings of Eagle Canada are included in the three and twelve month periods ended December 31, 2010.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$13,072,503	$25,504,149
Receivables (net)	17,166,709	9,455,224
Prepaid expenses and other	7,981,583	2,066,531
Current assets	38,220,795	37,025,904
Other assets (net)	262,364	1,440,488
Property and equipment (net)	49,715,626	47,583,333
Total assets	$88,198,785	$86,049,725

Current liabilities	$23,943,519	$19,730,270
Long-term obligations	6,021,455	6,507,147
Long-term deferred tax liability	5,371,011	7,117,030
Shareholders’ equity	52,862,800	52,695,278
Total liabilities & equity	$88,198,785	$86,049,725

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$708,224	$(2,662,947)	$(1,222,682)	$1,879,619
Depreciation	3,823,387	3,739,473	15,343,804	14,621,237
Interest	173,275	237,970	790,417	1,020,681
Income tax expense (benefit)	1,030,870	(1,402,801)	579,900	2,007,811

EBITDA	$5,735,756	$(88,305)	$15,491,439	$19,529,348

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